PROTERRA

Q1 23 QUARTERLY LETTER

1605
PROTERRA

5.9.23 1

BURLINGAME, Calif. – May 9, 2023 – In the first few months of 2023, we made meaningful progress towards our top priorities in 2023, namely growing revenue as well as production at our new Powered 1 battery facility, which we believe paves a clearer path to gross margin improvement, and managing our cash.
Revenue grew 36% year-over-year in Q1 2023 to $79.5 million, driven by 49% year-over-year growth in Proterra Powered & Energy revenue to $34.7 million and 27% year-over-year growth in Proterra Transit revenue to $44.9 million. Moreover, we believe we have set the stage for our next leg of growth with the start of production in January 2023 at Powered 1.
Gross loss improved by 68% to $6.6 million in Q1 2023 from the $20.3 million gross loss reported in Q4 2022 (albeit higher than the $3.0 million gross loss in Q1 2022). We expect to drive improvement in non-cell battery manufacturing costs once Powered 1 production has ramped, though low operational efficiency and low fixed cost absorption in the initial ramp phase weighed on gross margins in Q1 2023. In addition, we produced our first batteries that we expect to qualify for the Inflation Reduction Act’s 45X battery production credit of $10 per kWh, and accrued for the expected credit in Q1 2023. Though it had an immaterial impact in Q1 2023, the benefit is expected to grow along with Powered 1 production going forward assuming we ultimately qualify. We also began the consolidation of bus production in Greenville, as part of our previously announced initiatives to improve operational efficiency, streamline supply chain and distribution logistics, and reduce organizational complexity and facility costs, which we expect to lead to lower labor, overhead and freight costs going forward.
Finally, our cash, cash equivalents, and short-term investments declined by $2 million in Q1 2023 to $296.2 million as of March 31, 2023 driven mostly by $7.1 million of net cash provided by operating activities in Q1 2023 largely stemming from effective working capital management. We expect our working capital’s impact on cash flow needs to fluctuate, and cash, cash equivalents, and short-term investments to decline by a larger magnitude in Q2 2023 than it did in Q1 2023. With $296 million in cash, cash equivalents, and short-term investments and $43 million in available capacity on our asset-backed loan facility, along with the amendments to our convertible notes executed at the end of March 2023, we are in compliance with our debt covenants as of March 31, 2023. Notwithstanding our improvements in working capital management, expense reduction and cash savings initiatives and the recent amendment to our Convertible Notes, there continues to be a risk that we cannot meet our future financial obligations as they become due within one year. We are therefore exploring potential options to raise new capital.

PROTERRA POWERED & ENERGY
In Q1 2023, Proterra Powered & Energy revenue grew 49% to $34.7 million, from $23.2 million in Q1 2022, driven by growth in both MWh delivered at Proterra Powered and MW delivered at Proterra Energy.
MWh delivered by Proterra Powered to OEM customers grew 18% year-over-year, as deliveries of battery systems declined (15)% year-over-year to 243 vehicles, due to a higher mix of vehicles with larger battery sizes. Approximately 65% of MWh delivered in Q1 2023 went to incumbent OEMs with the balance to new market entrants. Through the end of Q1 2023, Proterra Powered has delivered to OEMs battery systems for 1,875 vehicles since 2018 (excluding more than 1,050 for Proterra Transit vehicles). Also, during the quarter, the South Carolina Department of Education announced the largest order for electric school buses funded by the EPA’s Clean School Bus program to date for 160 Saf-T-Liner® C2 Jouley® electric school buses produced by Daimler Truck’s Thomas Built Buses for which Proterra supplies batteries.

Battery production (including batteries produced internally for Proterra Transit) grew 8% year-over-year to 89 MWh in Q1 2023, compared to 82 MWh in Q1 2022. Through the end of Q1 2023, we have produced more than 900 MWh of battery systems since 2014. Following the start of production at Powered 1 in January 2023, production grew through the quarter after an expectedly slow startup with output in March more than double that in January.
In addition, Proterra Energy deliveries of charging solutions grew 173% year-over-year to 9.0 MW in Q1 2023, compared to 3.3 MW in Q1 2022. More than 1 MW, approximately 12%, of deliveries were to non-transit bus customers. In April 2023, Proterra Energy launched its new integrated fleet and energy management software platform, Valence, with its first customer, Delaware Transit.

PROTERRA TRANSIT
In Q1 2023, Proterra Transit revenue grew 27% year-over-year to $44.9 million, compared to $35.4 million in Q1 2022, driven by growth in both bus deliveries and average price per bus.
Proterra Transit delivered 42 new electric transit buses in Q1 2023, up 5% year-over-year, to both existing customers, such as Delaware Transit, Greater Bridgeport Transit, and Spokane Transit, as well as new customers including Rock Region METRO in Arkansas and SLO Transit in San Luis Obispo, California. Through the end of Q1 2023, Proterra has delivered more than 1,050 electric transit buses cumulatively since 2011.

Q1 2023 FINANCIALS
In Q1 2023, total revenue grew 36% to $79.5 million, compared to $58.6 million in Q1 2022. Proterra Powered represented approximately 44% of total revenue in Q1 2023 (up from 40% in Q1 2022), and Proterra Transit represented 56% (down from 60% in Q1 2022).
Gross loss in Q1 2023 was $(6.6) million, compared to a gross loss of $(3.0) million in Q1 2022 and $(20.3) million in Q4 2022. Q1 2023 gross loss included our first quarter of recognizing the IRA’s 45X battery production credit for which we expect to qualify.1 This was accrued as an offset to cost of goods sold and was immaterial in Q1 2023, and cash is expected to be received in 2024 assuming we qualify. In addition, Q1 2023 gross loss was impacted by low fixed cost absorption from the underutilization of capacity at Powered 1 in its early ramp phase. Lastly, Q1 2023 gross margin did not include the manufacturing cost reductions expected from the consolidation of bus production in Greenville, which is expected to be completed in Q2 2023.
Total operating expenses grew 35% year-over-year to $54.4 million in Q1 2023, from $40.2 million in Q1 2022, and grew by only $1.1 million compared to $53.3 million in Q4 2022. Research and development expense grew 57% year-over-year to $18.5 million in Q1 2023 from $11.8 million in Q1 2022, but declined slightly compared to $18.8 million in Q4 2022. Selling, general and administrative expense grew 26% year-over-year to $35.9 million in Q1 2023 from $28.4 million in Q1 2022, and grew slightly from $34.6 million in Q4 2022.
Net loss was $(244.0) million in Q1 2023, compared to a net loss in Q1 2022 of $(50.1) million. Net loss included a non-cash charge of $177.9 million for the extinguishment of debt resulting from the amendment of our convertible notes executed at the end of March 2023. Adjusted EBITDA* loss was $(49.8) million in Q1 2023, compared to an Adjusted EBITDA loss of $(35.2) million in Q1 2022.
Our working capital management actions helped produce $7.1 million of net cash provided by operating activities in Q1 2023. In Q1 2023, a $31.6 million net collection of accounts receivable, an $18.0 million increase in deferred revenue largely related to customer prepayments, and a $29.5 million increase in accounts payable and other current liabilities more than offset a $35.9 million increase in inventory, driven largely by strategic battery cell purchases to support growth in Powered 1 production. Capital expenditures totaled $8.5 million in Q1 2023, down $9.2 million compared to Q4 2022 (and down $0.7 million compared to Q1 2022), with the construction and installation of the first two production lines at Powered 1 largely complete by the end of 2022.
As a result, cash, cash equivalents and short-term investments totaled $296.2 million as of March 31, 2023, down $2 million compared to the end of 2022. We ended Q1 2023 with basic shares outstanding of 226.9 million, and $172.9 million in convertible notes balance outstanding.

__________________
1.Pending guidance from the Internal Revenue Service.
*Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Net Income (Loss) to Adjusted EBITDA Reconciliation” below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the closest comparable GAAP measure.

OUTLOOK
For the full-year 2023, we maintain our guidance for revenue in a range of $450 million to $500 million, representing anticipated growth of between 45% and 61% year-over-year. We continue to expect a gross loss in the first half of 2023 and target positive gross margins in the second half of 2023, enabled by our expectations for continued growth and higher operating efficiencies at Powered 1, as well as the initial benefits from the consolidation of bus manufacturing in Greenville that is expected to be completed in Q2 2023.
We now expect operating expenses to decline year-over-year in 2023, albeit by less than the $15 million we originally projected due to higher R&D, legal, and professional fees. We also continue to expect capital expenditures of approximately $25 million for the full year 2023. Cash usage in Q2 2023 is expected to grow substantially from Q1 2023 levels, as further investments in battery cell and other inventory will be required to prepare for our planned battery production growth into the second half of the year.
All in, with the ramp of Powered 1 steadily progressing, the anticipated benefit of greater manufacturing efficiencies from consolidating bus production in Greenville, and the recent workforce restructuring, we look forward to continuing growth in our battery business while also targeting gross margin improvement in our pursuit to accelerate the adoption of electric commercial vehicles in the years ahead.

WEBCAST INFORMATION
Proterra will provide a live webcast of its Q1 2023 financial results conference call beginning at 2:00 p.m. PT on May 9, 2023, at the “Events and Presentations” section of our investor relations website at ir.proterra.com. This webcast will also be available for replay for approximately one year thereafter.
FORWARD-LOOKING STATEMENTS
This quarterly letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to Proterra’s potential and future performance; expectations about the qualification of its products for tax credit programs; Proterra’s guidance for fiscal year 2023, including estimates for total revenue, gross margin, operating expenses, capital expenditures, cash usage and gross loss; the future impact of Proterra’s growth plans, including planned production growth and expectations for the impact of production at Powered 1 on manufacturing costs; expectations about the benefits of the consolidation of Proterra’s bus manufacturing facilities, including its effect on labor, overhead and freight costs and manufacturing efficiencies; Proterra’s initiatives to improve operational efficiency, streamline supply chain and distribution logistics, and reduce organizational complexity and facility costs; Proterra’s plans to grow its battery business; expectations regarding future demand of Proterra’s products; and expectations for future 2023 performance and the potential for raising additional funds and/or entering into a transaction. Forward-looking statements are predictions, projections, expectations and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this quarterly letter, including risks and uncertainties set forth in them sections entitled “Risk Factors” in Proterra’s Annual Report for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2023, as amended on May 1, 2023, and Proterra’s future filings with the SEC, including Proterra’s Quarterly Report for the quarter ended March 31, 2023. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements included in this quarterly letter speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.

NON-GAAP FINANCIAL MEASURES
This quarterly letter contains a presentation of Adjusted EBITDA, a supplemental non-GAAP financial measure of operating performance we use to evaluate our ongoing operations. Adjusted EBITDA is not defined under GAAP and may not be comparable to similarly titled measures used by other companies and should not be considered a substitute for other results reported in accordance with GAAP. We define Adjusted EBITDA as net income (loss), adjusted for the effects of financing, non-recurring items, depreciation on capital expenditures, and other non-cash items such as stock-based compensation, (gain) loss on valuation of derivative and warrant liabilities, (gain) loss on debt extinguishment, and other items like start-up costs for new facilities. We believe this measure is a useful financial metric for business planning purposes and to assess the operating performance from period to period by excluding certain items we believe are not representative of our core business. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing Proterra’s operating performance.
We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities and provides investors with a means to compare Proterra’s financial measures with those of comparable companies, which may present similar non GAAP financial measures to investors. However, investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

OPERATING METRICS

	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23
Proterra Transit New Buses Delivered	48	54	52	54	40	52	60	47	42
Proterra Powered Battery Systems Delivered	26	30	78	139	287	348	292	302	243
MW Charging Infrastructure Delivered	5.4	4.6	2.6	1.9	3.3	3.0	22.5	6.5	9.0

NET LOSS TO ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Adjusted EBITDA Reconciliation:
Net loss	$(243,977)	$(50,078)
Add (deduct):
Interest expense, net	7,254	6,879
Provision for income taxes	—	—
Depreciation and amortization expense	4,717	3,381
Stock-based compensation expense	4,314	4,642
Loss on debt extinguishment	177,939	—
Adjusted EBITDA	$(49,753)	$(35,176)

About Proterra
Proterra (NASDAQ: PTRA) is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com.

PROTERRA INVESTOR CONTACT:	PROTERRA MEDIA CONTRACT:
Proterra Investor Relations	Proterra Corporate Communications
ir@proterra.com	pr@proterra.com

Proterra Inc
Condensed Consolidated Statements of Operations
(Unaudited) (in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Product revenue	$69,996	$54,171
Parts and other service revenue	9,533	4,410
Total revenue	79,529	58,581
Product cost of goods sold	79,051	57,226
Parts and other service cost of goods sold	7,036	4,358
Total cost of goods sold	86,087	61,584
Gross loss	(6,558)	(3,003)
Research and development	18,524	11,802
Selling, general and administrative	35,886	28,387
Total operating expenses	54,410	40,189
Loss from operations	(60,968)	(43,192)
Interest expense, net	7,254	6,879
Loss on debt extinguishment	177,939	—
Other expense (income), net	(2,184)	7
Loss before income taxes	(243,977)	(50,078)
Provision for income taxes	—	—
Net loss	$(243,977)	$(50,078)
Net loss per share of common stock
Basic	$(1.08)	$(0.23)
Diluted	$(1.08)	$(0.43)
Weighted average shares used in per share computation:
Basic	226,410	222,276
Diluted	226,410	247,131

Proterra Inc
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2023	December 31, 2022
	(unaudited)	*
Assets:
Cash and cash equivalents	$167,905	$73,695
Accounts receivable, net	98,715	130,337
Short-term investments	128,341	224,359
Inventory	205,489	169,567
Prepaid expenses and other current assets	37,897	50,893
Deferred cost of goods sold	3,456	4,304
Restricted cash, current	12,565	12,565
Total current assets	654,368	665,720
Property, plant, and equipment, net	110,425	107,552
Operating lease right-of-use assets	18,661	20,274
Long-term inventory prepayment	10,000	10,000
Other assets	37,261	36,913
Total assets	$830,715	$840,459
Liabilities and Stockholders’ Equity:
Accounts payable	$92,158	$57,822
Accrued liabilities	25,262	33,551
Deferred revenue, current	35,401	30,017
Operating lease liabilities, current	5,998	6,876
Debt, current	177,735	122,692
Derivative liability	135,678	—
Total current liabilities	472,232	250,958
Deferred revenue, non-current	49,994	37,381
Operating lease liabilities, non-current	17,241	18,098
Other long-term liabilities	20,532	17,164
Total liabilities	559,999	323,601
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000 shares authorized and 226,853 shares issued and outstanding as of March 31, 2023 (unaudited); 500,000 shares authorized and 226,265 shares issued and outstanding as of December 31, 2022	22	22
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of March 31, 2023 (unaudited); 10,000 shares authorized, zero shares issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	1,610,783	1,613,556
Accumulated deficit	(1,340,152)	(1,096,175)
Accumulated other comprehensive loss	63	(545)
Total stockholders’ equity	270,716	516,858
Total liabilities and stockholders’ equity	$830,715	$840,459
*: Derived from audited Consolidated Financial Statements.

Proterra Inc
Condensed Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(243,977)	$(50,078)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,717	3,381
Stock-based compensation	4,314	4,642
Amortization of debt discount and issuance costs	3,854	3,337
Accretion of debt PIK interest	1,895	1,812
Loss on debt extinguishment	177,939	—
Others	(1,101)	494
Changes in operating assets and liabilities:
Accounts receivable	31,622	3,287
Inventory	(35,922)	(13,830)
Prepaid expenses and other current assets	12,996	333
Deferred cost of goods sold	849	(824)
Operating lease right-of-use assets and liabilities	(123)	4
Other assets	(367)	309
Accounts payable and accrued liabilities	29,501	(3,485)
Deferred revenue, current and non-current	17,997	(1,664)
Other non-current liabilities	2,913	134
Net cash provided by (used in) operating activities	7,107	(52,148)
Cash flows from investing activities:
Purchase of investments	(76,121)	(202,479)
Proceeds from maturities of investments	174,000	140,000
Purchase of property and equipment	(8,451)	(9,173)
Net cash provided by (used in) investing activities	89,428	(71,652)
Cash flows from financing activities:
Proceeds from (repayment of) government grants	—	(700)
Proceeds from exercise of stock options and warrants	113	1,833
Other financing activities	(2,438)	(8)
Net cash provided by financing activities	(2,325)	(15,958)
Net increase (decrease) in cash and cash equivalents, and restricted cash	94,210	(139,758)
Cash and cash equivalents, and restricted cash at the beginning of period	86,260	182,604
Cash and cash equivalents, and restricted cash at the end of period	$180,470	$42,846
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,164	$2,094
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$2,704	$7,087